EXHIBIT 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
First Quarter 2011 Net Income of $2.1 Million, or $0.12 Per Diluted Common Share, and
a decline in Nonperforming Assets of $9.9 Million or 10.6% from Year End

HOUSTON, TEXAS – (April 29, 2011), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the first quarter of 2011.

First Quarter Highlights

•	Net income of $2.1 million for the first quarter of 2011, compared with net loss of ($3.4) million for the first quarter of 2010 and net income of $1.7 million for the fourth quarter of 2010.
•
Diluted earnings per common share for the first quarter of 2011 were $0.12 compared with diluted loss per common share of ($0.36) for the first quarter of 2010, and diluted earnings per common share of $0.09 for the fourth quarter of 2010.

•	Total nonperforming assets at March 31, 2011 declined $9.9 million or 10.6% to $82.9 million compared with $92.8 million at December 31, 2010.
•	Provision for loan losses for the first quarter of 2011 declined to $330,000 compared with $7.9 million for the first quarter of 2010 and $2.6 million for the fourth quarter of 2010.
•	Allowance for loan losses was 2.91% of total loans at March 31, 2011 compared with 2.75% at March 31, 2010 and 2.95% at December 31, 2010.
•	Total risk-based capital ratio was 16.11% at March 31, 2011 compared with 13.56% at March 31, 2010 and 15.13% at December 31, 2010.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “We are encouraged by the Company’s overall performance for the first quarter of 2011, which reaffirmed management’s confidence in its operating and business strategy.

“In terms of linked-quarter performance, our net earnings at $2.1 million were higher than the $1.7 million for the fourth quarter of 2010.  Asset quality continues to improve and the ratio of nonperforming assets to total assets declined from 5.95% at year end 2010 to 5.39% at March 31, 2011.  The improvement in nonperforming assets and a reduction in net charge-offs on nonperforming loans, resulted in a lower provision for loan losses for the first quarter of 2011, which declined by $7.6 million compared with the same quarter in 2010, and $2.2 million compared with the fourth quarter of 2010.  The net interest margin was stable at 3.85% for the first quarter of 2011 compared with 3.84% for the fourth quarter of 2010.  Our total risk-based capital ratio continued to rise and increased from 15.13% at December 31, 2010 to 16.11% at March 31, 2011.

“Going forward for 2011, we intend to focus on the execution of our strategic plan and strive to improve our profitability and reduce nonperforming assets.”

Interest income and expense
Net interest income for the three months ended March 31, 2011 was $13.7 million, a decrease of $802,000 or 5.5% compared to $14.5 million for the same period in 2010. The decrease for the three months ended March 31, 2011 was due primarily to declines in average total loans and yields, partially offset by lower volume and cost of deposits.  On a linked-quarter basis, net interest income decreased $360,000 from $14.1 million, primarily due to declines in average total loans and yields, partially offset by lower deposit volume and costs.

The net interest margin for the three months ended March 31, 2011 was 3.85%, a decrease of 12 basis points compared with 3.97% for the same period in 2010. The yield on average earning assets decreased 63 basis points, and the cost of average earning assets decreased 51 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended March 31, 2011 increased 1 basis point compared with 3.84% for the three months ended December 31, 2010. The yield on average earning assets decreased 10 basis points, and the cost of average earning assets decreased 11 basis points compared with the yields at December 31, 2010.

Interest income for the three months ended March 31, 2011 was $17.5 million, down $2.7 million or 13.7% compared to $20.2 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the yield on taxable securities.  Average earning assets decreased 2.6% to $1.44 billion for the first quarter of 2011 compared with the same period in 2010.  Average total loans decreased 11.6% to $1.13 billion in the first quarter of 2011 compared with $1.27 billion for the first quarter of 2010. The yield on average earning assets for the first quarter of 2011 was 4.90% compared with 5.53% for the first quarter of 2010.

Interest expense for the three months ended March 31, 2011 was $3.8 million, down $1.9 million or 34.5% compared to $5.7 million for the same period in 2010, primarily due to lower deposit volume and deposit cost and lower interest cost on the junior subordinated debentures. Average interest-bearing deposits were $1.05 billion for the first quarter of 2011, a decrease of $111.0 million or 9.6% compared with $1.16 billion for the same period of 2010. The cost of interest-bearing deposits for the first quarter of 2011 was 1.21% compared with 1.73% for the first quarter of 2010.  Interest cost of junior subordinated debentures declined from 5.76% for the first quarter of 2010 to 3.59% for the first quarter of 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate.  Average other borrowings, excluding junior subordinated debentures, were $56.6 million for the first quarter of 2011, an increase of $30.5 million or 116.5% compared to $26.1 million for the first quarter of 2010.  The cost of other borrowings for the first quarter of 2011 was 2.01% compared with 3.71% for the first quarter of 2010.

Noninterest income and expense
Noninterest income for the three months ended March 31, 2011 was $1.7 million, an increase of $55,000 or 3.4% compared to the same period in 2010. The increase was primarily due to a rise in other noninterest income, partially offset by losses on securities transactions.

Noninterest expense for the three months ended March 31, 2011 was $11.8 million, a decrease of $1.3 million or 9.7% compared with the same period in 2010.  The decrease was primarily the result of a $2.0 million goodwill impairment recorded in the first quarter of 2010, which was partially offset by an increase in the provision for unfunded commitments in the first quarter of 2011.

Salaries and employee benefits expense for the three months ended March 31, 2011 was $5.2 million, a decrease of $205,000 or 3.8% compared with $5.5 million for the same period in 2010, primarily due to reductions in bonus accrual, stock-based compensation costs and employee healthcare expenses.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	March 31, 2011	December 31, 2010	March 31, 2010

Allowance for Loan Losses
Balance at beginning of quarter	$33,757	$34,644	$29,403
Provision for loan losses for quarter	330	2,550	7,898
Net charge-offs for quarter	(2,204)	(3,437)	(2,569)
Balance at end of quarter	$31,883	$33,757	$34,732

Total loans	$1,096,207	$1,144,310	$1,260,842
Allowance for loan losses to total loans	2.91%	2.95%	2.75%
Net charge-offs to total loans	(0.20)%	(0.30)%	(0.20)%

The provision for loan losses for the three months ended March 31, 2011 was $330,000, a decrease of $7.6 million compared with $7.9 million for the same period in 2010, primarily due to the improvement of asset quality compared with the level at March 31, 2010.

Net charge-offs for the three months ended March 31, 2011 were $2.2 million or 0.20% of total loans compared with net charge-offs of $2.6 million or 0.20% of total loans for the three months ended March 31, 2010. The net charge-offs primarily consisted of $444,000 on loans from Texas and $1.8 million on loans from California.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	March 31, 2011	December 31, 2010	March 31, 2010
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$50,084	$50,985	$48,865
Accruing loans 90 days or more past due	-	334	1,106
Troubled debt restructurings - accruing	133	1,314	5,649
Troubled debt restructurings - nonaccruing	16,203	20,198	15,956
Other real estate (“ORE”)	16,529	19,956	26,986
Total nonperforming assets	$82,949	$92,787	$98,562

Total nonperforming assets to total assets	5.39%	5.95%	6.17%

Total nonperforming assets at March 31, 2011 were $82.9 million compared with $92.8 million at December 31, 2010, a decrease of $9.9 million or 10.6%. The ratio of total nonperforming assets to total assets decreased to 5.39% at March 31, 2011 from 5.95% at December 31, 2010.

The $9.9 million decrease in total nonperforming assets consisted of a $13.4 million decline in Texas, partially offset by a $3.5 million increase in California. The decrease in nonperforming assets in Texas consisted primarily of declines of $4.6 million in nonaccrual loans, $3.9 million in nonaccruing troubled debt restructurings (“TDRs”), $3.6 million in ORE, and $885,000 in accruing TDRs.    In Texas, nonaccrual loans decreased primarily due to payoffs and the sale of loans totaling $6.4 million, $2.7 million in transfers to ORE and $1.1 million in chargeoffs, which were partially offset by $5.3 million in additions to nonaccrual loans. Nonaccruing TDRs decreased primarily due to a $2.9 million transfer to ORE and a payoff.   The increase in nonperforming assets in California consisted primarily of a $3.7 million increase in nonaccrual loans.

On a linked-quarter basis, ORE decreased by approximately $3.4 million compared with December 31, 2010, which was comprised of a decline of $3.6 million in Texas, partially offset by a $175,000 increase in California.  The decrease in Texas was primarily the result of $9.3 million received from the sale of seven properties, partially offset by $5.7 million in foreclosures of three properties. The increase in California resulted from the addition of one property, partially offset by the sale of one property and writedowns.

Approximately $62.9 million of the nonaccrual loans and nonaccruing TDRs are collateralized by real estate, which represented 94.8% of total nonaccrual loans and nonaccruing TDRs at March 31, 2011.  Management has been diligent in resolving problem loans but uncertain economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and actively working on problem loan resolutions.

Management conference call.  On Monday, May 2, 2011, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2011 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)
	March 31,	December 31,
	2011	2010
Consolidated Balance Sheets
Assets
Cash and due from banks	$22,984	$21,406
Federal funds sold and other short-term investments	175,254	130,319
Total cash and cash equivalents	198,238	151,725
Securities available-for-sale, at fair value	158,568	175,706
Securities held-to-maturity, at cost (fair value $4,202 at March 31, 2011 and $4,167 at December 31, 2010)	4,045	4,045
Other investments	6,817	6,925
Loans, net of allowance for loan losses of $31,883 and $33,757, respectively	1,064,324	1,110,553
Accrued interest receivable	4,420	4,682
Premises and equipment, net	5,203	5,377
Goodwill	17,327	17,327
Core deposit intangibles	181	202
Customers' liability on acceptances	5,019	4,708
Foreclosed assets, net	16,529	19,956
Cash value of bank owned life insurance	30,347	29,988
Prepaid FDIC assessment	6,766	7,610
Other assets	20,067	19,781
Total assets	$1,537,851	$1,558,585

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$237,413	$223,105
Interest-bearing	1,033,750	1,071,079
Total deposits	1,271,163	1,294,184
Junior subordinated debentures	36,083	36,083
Other borrowings	56,544	56,804
Accrued interest payable	420	447
Acceptances outstanding	5,019	4,708
Other liabilities	8,166	7,592
Total liabilities	1,377,395	1,399,818
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at March 31, 2011 and December 31, 2010	45,462	45,427
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,297,815 and 13,230,315 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	13,298	13,230
Additional paid-in-capital	33,535	33,178
Retained earnings	70,689	69,168
Accumulated other comprehensive income (loss)	(2,528)	(2,236)
Total shareholders' equity	160,456	158,767
Total liabilities and shareholders' equity	$1,537,851	$1,558,585

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$50,084	$50,985
Accruing loans 90 days or more past due	-	334
Troubled debt restructurings - accrual	133	1,314
Troubled debt restructurings - nonaccrual	16,203	20,198
Other real estate ("ORE")	16,529	19,956
Total nonperforming assets	$82,949	$92,787

Total nonperforming assets to total assets	5.39%	5.95%
Total nonperforming assets to total loans and ORE	7.45%	7.97%
Allowance for loan losses to total loans	2.91%	2.95%
Allowance for loan losses to total nonperforming loans	48.00%	46.35%
Net year-to-date charge-offs to total loans	0.20%	1.16%
Net year-to-date charge-offs	$2,204	$13,224
Total loans to total deposits	86.24%	88.42%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)
	For the Three Months
	Ended March 31,
	2011	2010
Average Balance Sheet Data
Total assets	$1,539,437	$1,593,480
Securities	179,198	100,910
Total loans	1,125,832	1,273,656
Allowance for loan losses	(34,632)	(31,381)
Net loans	1,091,200	1,242,275
Total interest-earning assets	1,443,913	1,483,089
Total deposits	1,272,603	1,361,559
Other borrowings and junior subordinated debt	92,672	62,223
Total shareholders' equity	160,094	157,807

Income Statement Data
Interest income:
Loans	$16,002	$19,186
Securities:
Taxable	1,228	790
Tax-exempt	98	121
Federal funds sold and other short-term investments	123	131
Total interest income	17,451	20,228
Interest expense:
Time deposits	2,226	3,346
Demand and savings deposits	920	1,621
Other borrowings	605	759
Total interest expense	3,751	5,726
Net interest income	13,700	14,502
Provision for loan losses	330	7,898
Net interest income after provision for loan losses	13,370	6,604
Noninterest income:
Service fees	1,056	1,039
Other loan-related fees	97	95
Letters of credit commissions and fees	184	199
Gain (loss) on securities, net	(50)	(14)

Total other-than-temporary impairment ("OTTI") on securities	(105)	(186)
Less: Noncredit portion of "OTTI"	(17)	(85)
Net impairments on securities	(88)	(101)
Other noninterest income	460	386
Total noninterest income	1,659	1,604
Noninterest expense:
Salaries and employee benefits	5,245	5,450
Occupancy and equipment	1,802	1,961
Foreclosed assets, net	675	837
FDIC assessment	861	811
Goodwill impairment	-	2,000
Other noninterest expense	3,180	1,971
Total noninterest expense	11,763	13,030
Income (loss) before provision for income taxes	3,266	(4,822)
Provision (benefit) for income taxes	1,140	(1,444)
Net income (loss)	$2,126	$(3,378)

Dividends and discount - preferred stock	$(605)	$(598)
Net income (loss) applicable to common stock	$1,521	$(3,976)

Common Per Share Data
Earnings (loss) per common share - basic	$0.12	$(0.36)
Earnings (loss) per common share - diluted	0.12	(0.36)
Weighted average common shares outstanding:
Basic	13,136	10,918
Diluted	13,205	10,918
Dividends per common share	$-	$-

Performance Ratio Data
Return on average assets	0.56%	(0.86)%
Return on average shareholders' equity	5.39%	(8.68)%
Net interest margin	3.85%	3.97%
Efficiency ratio	76.15%	68.06%
Equity to assets (average)	10.40%	9.90%